Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 of Celsius Holdings, Inc. (the “Company”) of our report dated March 14, 2019 relating to our audit of the consolidated financial statements which appear in the Company’s Annual Report Form 10-K (Document No. s116616), for the year ended December 31, 2018.

/s/ Assurance Dimensions
Certified Public Accountants
Coconut Creek, Florida
March 14, 2019